Exhibit 10.3

HECLA MINING COMPANY EXECUTIVE

AND SENIOR MANAGEMENT

LONG-TERM PERFORMANCE PAYMENT PLAN

(As Amended and Restated Effective January 1, 2017)

INTRODUCTION

Purpose. The purpose and objectives of the Hecla Mining Company Executive and Senior Management Long-Term Performance Payment Plan (“Plan”) include:

●	Focus attention on key activities and initiatives. We want key decision makers to allocate time and energy to those key activities that drive the Company's performance.

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Encourage open and frequent communications. We want key decision makers to openly communicate with their peers regarding their ideas and suggested approaches in order to assist the Company in achieving its goals.

●	Establish meaningful, challenging and achievable performance targets. We want to provide a financial incentive for individuals to attain achievable performance targets.

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Recognize contribution to long-term growth objective efforts. Every position is important and contributes to the day-to-day success of the Company. However, a few individuals hold positions that can have long-term and dramatic impact on the future of the Company. Because these efforts are so critical, it is important to recognize both the individual contributions as well as the team contributions.

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Attract and retain high caliber executives and senior management. Compensation is an important consideration in a high caliber leader's willingness to join and stay with a top- performing organization. This Plan helps meet this important objective by providing key leaders the opportunity to earn above industry standard total compensation through personal and organizational performance.

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Link Participant interests to those of the Company's shareholders. Our entire compensation philosophy is based on achieving performance results that are in the best interest of our shareholders and provides them the opportunity to realize wealth through our performance.

ARTICLE I

DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated unless the context clearly indicates otherwise:

“Award” means a cash amount or stock award determined by the Committee based on the number of Performance Units awarded and the performance of the Company during the Performance Cycle as measured against the performance goals established by the Committee for a Performance Cycle.

“Award Payment Date” means the date or dates during the calendar year following the end of a Performance Cycle when Awards made for such Performance Cycle are paid to Participants who earned such Awards.

“Beneficiary” means the person, persons or entity designated by the Participant to whom the Plan payments shall be made in the event of the Participant’s death. Each such designation shall be filed with the Company in a form acceptable to the Company and shall become effective only when received by the Company. Designated persons or entities shall not be considered Beneficiaries until the death of the Participant. If the Participant is married, the spouse must consent to a beneficiary designation to someone else. If a Participant becomes divorced after having named his or her spouse as a Beneficiary, the prior designation of the spouse as Beneficiary shall be void. After the divorce, the Participant may, in his or her discretion, designate his or her ex-spouse as a Beneficiary by filing a new beneficiary designation form with the Company. If no designated beneficiary survives the Participant, any payments owed to the Participant at that time shall be paid to the Participant’s spouse and if none, the Participant’s surviving children in equal shares and if none, the Participant’s estate.

“Board” means the Board of Directors of Hecla Mining Company.

“Cause” means (i) conviction of the Participant for committing a felony under federal law or the law of the state in which such action occurred; (ii) dishonesty in the course of fulfilling the Participant’s employment duties; or (iii) willful and deliberate failure on the part of the Participant to perform his or her employment duties in any material respect, or such other events as shall be determined by the Committee. The Committee shall have the sole discretion to determine whether "Cause" exists, and its determination shall be final and binding on all interested parties.

“CEO” means Chief Executive Officer of the Company.

“Change in Control” means the change in ownership of the Company, a change in effective control of the Company or change in the ownership of a substantial portion of the assets of the Company, as defined under Treasury Regulations§ 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board.

“Company” means Hecla Mining Company.

“Disability” or “Disabled” means (A) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (B) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company's long-term disability plan; or (C) the Participant is determined to be totally disabled by the Social Security Administration.

“Eligible Employee” means any employee of the Company selected to participate on the recommendation of the CEO to the Committee or by the Committee due to being employed in a position determined to be eligible by the Committee.

“Involuntary Separation from Service” means a Separation from Service due to the Company terminating the Participant’s employment.

“IRS” means the Internal Revenue Service.

“Leave of Absence” means any leave of absence required by law.

“Maximum Award Opportunity” means the amount attributable to the Performance Unit value if the Company achieves or surpasses a defined “maximum” result for a particular performance goal for the applicable Performance Cycle.

“Participant” means an Eligible Employee who has been designated by the Committee to participate in a Performance Cycle under this Plan in accordance with the provisions of Article III. An Eligible Employee can be a Participant with respect to some Performance Cycles and not others. Eligible Employees are not assured of being a Participant for any particular Performance Cycle, and participation in one Performance Cycle does not guarantee or imply that the Eligible Employee will be selected to participate in any future Performance Cycles.

“Performance Cycle” means the applicable 36-consecutive month period beginning on January 1 as designated by the Committee. The first Performance Cycle under this restated Plan commences January 1, 2017, and ends December 31, 2019. Performance Cycles can overlap (i.e., the next Performance Cycle can commence January 1, 2018, and end December 31, 2020).

“Performance Units” means dollar-denominated units whose payment and/or value is contingent upon performance as determined by the Committee. The nominal target value for each performance unit will be determined by the Committee in its discretion.

“Plan” means the nonqualified and unfunded program established and maintained by the Company for the benefit of Participants eligible to participate therein, as set forth in this Plan document, and referred to as the Hecla Mining Company Executive and Senior Management Long-Term Performance Payment Plan.

“Retirement” means a Separation from Service other than due to death, Disability or for Cause if (1) the Participant begins receiving a distribution from the Hecla Mining Company Retirement Plan and (2) at the time of Separation from Service the Participant is:

(A)     At least age sixty (60) and has fifteen (15) or more years of service with the Company,

(B)     At least age sixty-five (65) and has seven (7) or more years of service with the Company, or

(C)     At least age sixty-eight (68).

“Separation from Service” or “Separate(s) from Service” means a termination of employment with the Company and all entities affiliated with the Company, construed in a manner consistent with Code Section 409A(a)(2)(A)(i) and the Treasury Regulations thereunder and applicable guidance from the IRS.

“Target Award Opportunity” means the amount attributable to the Performance Unit value if the Company achieves the defined “target” result for a particular performance goal for the Performance Cycle.

“Threshold Award Opportunity” means the amount attributable to the Performance Unit value if the Company achieves a defined minimum or “threshold” result for a particular performance goal for the Performance Cycle.

ARTICLE II

PLAN ADMINISTRATION

2.1     Administration. This Plan shall be administered by the Committee. The Committee shall have full discretionary power and authority to determine the amount of any and all Awards, to administer and interpret the Plan, determine all factual and legal questions under the Plan (including but not limited to eligibility for and the amount, terms and conditions of any Threshold, Target or Maximum Award Opportunity). The Committee shall also maintain records of the Plan, and shall be responsible for ensuring that the purposes of the Plan are accomplished. Determinations by the Committee shall be final and binding on all parties with respect to all matters relating to the Plan. The Committee may from time to time adopt such policies and procedures as it deems appropriate to assist in the administration of the Plan. The Committee may delegate all or part of its administrative duties and authority to one or more persons or entities, whether or not such persons or entities are members of the Committee or employees of the Company or affiliates of the Company.

2.2     Books and Records. The Committee shall maintain records of each Participant’s Awards.

2.3     Liability. No current or former member of the Committee and no employee, director, officer or member of the Board of the Company or its affiliates shall be liable to any persons for any actions taken (or not taken) under the Plan, or for any failure to effect any of the objectives or purposes of the Plan, by reason of insolvency or otherwise, except to the extent such person has engaged in willful misconduct with respect to the Plan. Neither the officers nor any current or former member of the Committee or the Board or any of its affiliates in any way secures or guarantees the payment of any benefit or amount that may become due and payable hereunder to or with respect to any Participant or Beneficiary. Each Participant and Beneficiary entitled at any time to payments hereunder shall look solely to the assets of the Company for such payments as an unsecured, general creditor. Nothing herein shall be construed to give a Participant, Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future. After benefits shall have been paid to or with respect to a Participant or Beneficiary (as applicable) and such payment purports to cover in full the benefit hereunder, such former Participant or Beneficiary or other person or persons, as the case may be, shall have no further right or interest in the other assets of the Company in connection with this Plan.

ARTICLE III

ELIGIBILITY

3.1     Participation in a Performance Cycle. An Eligible Employee shall become a Participant with respect to a Performance Cycle if the Eligible Employee has been designated by the Committee to participate in and is awarded Performance Units for that Performance Cycle. Eligible Employees hired after the beginning of a Performance Cycle has commenced may be eligible to participate in the Plan on a prorated basis for that Performance Cycle as determined by the Committee.

3.2     Conditions to Earning of Awards. For a Participant to earn an Award for a particular Performance Cycle a Participant must meet all of the following criteria:

(a)

The Participant is continuously employed with the Company through the Award Payment Date, unless the Participant Separates from Service due to Disability or Retirement, or has an Involuntary Separation from Service without Cause and executes and does not revoke a separation agreement (which will include a full waiver and release of the Company and its affiliates) in a form prescribed by the Company (“Release”), dies while employed with the Company or there is a Change in Control;

(b)

The Participant is in full compliance with all of the Participant’s contractual obligations to the Company and its affiliates and obligations imposed by law with respect to the Participant’s employment with the Company through the Award Payment Date; and

(c)	The Participant signs and delivers to the Company all required documents and agreements related to the Award for such Performance Cycle as determined by the Committee in its sole discretion.

If any of these criteria are not satisfied, the Participant will not earn or receive the Award. For avoidance of doubt, if a Participant’s employment with the Company terminates before the end of a Performance Cycle for any reason other than death, Disability, Retirement or Involuntary Separation from Service without Cause the Participant will not earn or receive an Award for such Performance Cycle. Furthermore, no Participant earns an Award if he or she has an Involuntary Separation from Service with Cause after the end of the Performance Cycle and before the Award Payment Date.

3.3     Termination of Participation. A person shall cease to be a Participant for a particular Performance Cycle upon the earliest to occur of:

(a)	The effective date of the freezing, amendment or termination of the Plan that ceases the Participant’s active participation in accordance with Article VI; or

(b)	The death, Disability or Separation of Service of the Participant; or

(c)	Demotion, position reassignment or change in job scope that transfers the Participant out of an eligible position.

ARTICLE IV

AWARDS

4.1     Determination of Threshold, Target and Maximum Award Opportunities and Awards. The Award amount shall be determined based on the number of Performance Units awarded to the Participant and the Company’s performance relative to performance goal levels determined by the Committee for each performance goal for that Performance Cycle. To the extent that performance falls between two levels of a performance goal (such as between Threshold and Target), the amount of the Award attributable to that performance goal shall be calculated through interpolation. If performance is below the Threshold Award Opportunity for a particular performance goal, then no value will be attributable to that performance goal for that Performance Cycle.

The CEO shall recommend Company-wide performance goals, including Threshold, Maximum and Target Award Opportunities for each performance goal, as well as the number of Performance Units for Participants other than the CEO to the Committee. The Committee shall establish for each Performance Cycle:

(a)	Company-wide performance goals;

(b)	for each performance goal, a Threshold Award Opportunity, Target Award Opportunity and Maximum Award Opportunity; and

(c)	for each Participant, the number of Performance Units.

Performance goals and Threshold, Maximum and Target Award Opportunities need not be the same for all Performance Cycles but instead may vary from one Performance Cycle to the next.

4.2	Prorated Award

(a)     Death, Disability, Retirement or Involuntary Separation from Service without Cause. If a Participant dies, becomes Disabled or has a Separation from Service due to Retirement or an Involuntary Separation from Service without Cause during a Performance Cycle while a Participant, the Participant shall be entitled to a prorated amount reflecting proration through the end of the month in which the death, Disability or Separation from Service occurred. The prorated amount (if any) shall be equal to the sum of : (a) the amount that would have been awarded for any complete Performance Cycle while the Participant was employed, and (b) the product of the amount (if any) that would have been awarded absent proration as determined using actual performance of the performance goals for the Performance Cycle the Disability or Separation from Service occurred (for death, the target performance shall be used) multiplied by a fraction, the numerator of which is the number of months in such Performance Cycle during which the individual was a Participant (including the month in which the Participant dies, became Disabled, or Separated from Service) and the denominator of which is 36. Notwithstanding any of the foregoing to the contrary, to be eligible for a prorated Award pursuant to this Section due to Disability, Retirement or Involuntary Separation from Service without Cause, a Participant must properly complete and return a Release and any applicable revocation period must lapse before the Award Payment Date.

(b) Transfer out of an Eligible Position. If a Participant is demoted, has a position reassignment or change in job scope that results in the Participant not being employed in an eligible position during a Performance Cycle, the Participant shall be entitled to a prorated amount reflecting proration through the end of the month in which the job change occurred. The prorated amount (if any) shall be equal to the sum of : (a) the amount that would have been awarded for any complete Performance Cycle while the Participant was employed in an eligible position, and (b) the product of the amount (if any) that would have been awarded absent proration as determined using actual performance of the performance goals for the Performance Cycle the job change occurred multiplied by a fraction, the numerator of which is the number of months in such Performance Cycle during which the individual was a Participant employed in an eligible position (including the month of the job change) and the denominator of which is 36.

(c) Leave of Absence. If a Participant was on a Leave of Absence during a Performance Cycle (but did not terminate employment), but the conditions set forth in Section 3.2 are otherwise satisfied, any Award the Participant receives for that Performance Cycle shall be a prorated amount reflecting the number of whole months during such Performance Cycle that the Participant was not on a Leave of Absence, unless otherwise required by law. The prorated amount (if any) shall be the product of the amount (if any) that would have been awarded absent proration as determined using actual performance for the entire Performance Cycle multiplied by a fraction, the numerator of which is the number of whole months in such Performance Cycle during which the individual was a Participant not on a Leave of Absence and the denominator of which is 36.

(d) Change in Control. Notwithstanding any contrary provision of the Plan, if there is a Change in Control during a Performance Cycle, all Awards payable for any Performance Cycle not yet completed shall be prorated based on target performance for the performance goals for each of those Performance Cycles. For Participants employed on the date of the Change in Control, the prorated amount shall be equal to the sum of : (a) the amount that would have been awarded for any complete Performance Cycle while the Participant was employed, and (b) the product of the amount (if any) that would have been awarded absent proration as determined using target performance of the performance goals for the Performance Cycle the Change in Control occurred multiplied by a fraction, the numerator of which is the number of months in such Performance Cycle up to the month of the Change in Control (including the month of the Change in Control) and the denominator of which is 36. For Participants who had become Disabled or had a Separation from Service due to Retirement or an Involuntary Separation from Service without Cause before the Change in Control, payments for those Performance Cycles that had not completed as of the Change in Control shall be prorated as provided in Section 4.2(a) above but the proration shall be based on target performance.

ARTICLE V

PAYMENT AMOUNT, TIME AND MANNER

5.1     Payment Amount. The amount of the Participant’s Award, if any, shall be determined under Article IV as of the end of the Performance Cycle and within a reasonable period of time before the Award Payment Date.

5.2     Time and Manner of Payment. Except as provided below, the Award (less applicable tax withholdings) will be paid on the Award Payment Date to the Participant or Beneficiary, as applicable.

(a)      In the event of a Participant’s death, the Award shall be paid within 75 days of the date of death.

(b)      In the event of a Change in Control, the Award shall be paid within 75 days of the date of the Change in Control.

Payment of Awards due to death or Change in Control shall be made in cash. Payment of all other Awards shall be made in cash, Company stock, or restricted stock units or a combination of any of the three as determined by the Committee in its sole discretion. If Awards are paid in Company stock, shares of stock will be granted under the Company’s 2010 Stock Incentive Plan or any subsequent stock incentive plan approved by the Company’s shareholders.

5.3     Withholding. The Company shall withhold from any payments any deductions required by law.

ARTICLE VI

AMENDMENT; TERMINATION

6.1.     Amendment and Termination. The Plan may be amended, discontinued or terminated at any time through action by the Board or by the Committee; provided, however, that no amendment, discontinuance or termination of the Plan will, without the consent of any persons affected thereby, alter or impair the rights or benefits of any Participant or Beneficiary earned before such amendment, discontinuance, or termination. No amendment, discontinuance or termination of the Plan shall affect or otherwise accelerate the timing, form and manner of payments of Awards in existence as of the date such amendment, discontinuance or termination is adopted by the Board or Committee, but instead such payments shall occur in accordance with the terms of the Plan in effect at the time such amendment, discontinuance or termination is adopted.

6.2.     Payment. If the IRS issues a final ruling that any amounts deferred under this Plan will be subject to current income tax due to a failure to comply with Code Section 409A, all Award payments to which the ruling applies shall be paid to the Participants in a single cash lump sum within 60 days after such final ruling is issued.

ARTICLE VII

CLAIMS

Any person claiming a benefit under the Plan or requesting an interpretation, ruling or information under the Plan shall present the request in writing to the Committee. The Committee has the discretionary authority to interpret and administer the Plan. Any interpretation, ruling or determination by the Committee under the Plan (including, without limitation, a determination of entitlement to an Award or the amount of an Award) shall be final and binding on Participants, Beneficiaries and their respective spouses, heirs and estates.

ARTICLE VIII

GENERAL PROVISIONS

8.1.     Attorneys’ Fees. If suit or action is instituted to enforce any rights under this Plan, the prevailing party may recover from the other party reasonable attorneys’ fees and costs at trial and on any appeal.

8.2.     Notices. Any notice under this Plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited as first class mail postage prepaid. Mail shall be directed to the Company or Committee at the Company’s main administrative offices, to the Participant at the Participant’s last known home address shown in the Company’s records, or to such other address as a party may specify by notice to the other parties.

8.3.     Nontransferability. The rights of a Participant under this Plan are personal. Except for the rights of Beneficiaries, no interest of a Participant or one claiming through a Participant may be directly or indirectly assigned, alienated, pledged, transferred or encumbered and no such interest shall be subject to seizure by legal process, attachment, garnishment, and execution following judgment or in any other way subjected to the claims of any creditor. The foregoing limitation precludes, among other things, a Participant who may or has become divorced from transferring any portion of his or her interest under this Plan to his or her spouse or ex-spouse.

8.4.     Not an Employment Contract. This Plan is not and shall not be deemed to constitute a contract of employment between the Company and any employee or other person, nor shall anything herein contained be deemed to give any employee or other person any right to be retained in the Company’s employ or in any way limit or restrict the Company’s right or power to discharge any employee or other person at any time and to treat him without regard to the effect that such treatment might have upon the employee as a Participant in the Plan. Rather, except to the extent expressly stated otherwise in any individual written employment agreement signed by the employee and by an authorized officer of the Company, all employees of the Company are and remain terminable at will, meaning that either the employee or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without cause, notice or any kind of pre- or post-termination warning, discipline, or procedure.

8.5.     Successors. Amounts payable under this Plan shall be solely an obligation of the Company (and not its affiliates), and the Company’s successors and assigns.

8.6.     Incompetence. The Committee may decide that because of the mental or physical condition of a person entitled to a payment, or because of other relevant factors, it is in the person’s best interest to make payments to others for the benefit of the person entitled to payment. In that event, the Committee may in its discretion direct those payments to be made to any of the following: (a) to a parent or spouse or a child of legal age; (b) to a legal guardian; or (c) to one furnishing maintenance, support, or hospitalization.

8.7     Compliance With Law. If any portion of this Plan is inconsistent in any way with applicable law, all provisions will be interpreted in a manner that would make them consistent with current law.

8.8     Section 409A Compliance. This Plan is intended to comply with Code Section 409A (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Plan, payments provided under this Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

8.9     Governing Law; Severability. Except to the extent that federal law is controlling, the Plan shall be construed and entered in accordance with and governed by the laws of the State of Delaware. Invalidation of any one of the provisions of the Plan for any reason shall in no way affect the other provisions hereof, and all such other provisions shall remain in full force and effect.

8.10     Unsecured General Creditor. Any Award under this Plan shall be an unfunded, unsecured promise of the Company to make payments in the future. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company. Any and all of the Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company may, but shall not be required to, establish a reserve of assets to provide funds for payments under this Plan. Establishing a reserve shall have no effect on the operation of this Plan or upon the status of Participants as unsecured general creditors of the Company. Rights to payments will not be limited to assets held in any reserve.

HECLA MINING COMPANY

By:	/s/ Phillips S. Baker, Jr.
Phillips S. Baker, Jr.
President & CEO